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                                                                    EXHIBIT 23.2



                        CONSENT OF KPMG PEAT MARWICK LLP



The Board of Directors


SpeedFam International, Inc.



     We consent to the use of our reports dated June 27, 1997, included or incorporated by reference in this registration statement on Form S-3 of SpeedFam International, Inc. on the consolidated financial statements and schedules of SpeedFam International, Inc. as of May 31, 1996 and 1997, and for each of the years in the three-year period ended May 31, 1997, and the consolidated financial statements of SpeedFam, Co., Ltd. as of April 30, 1996 and 1997, and for each of the years in the three-year period ended April 30, 1997, and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.



                                          KPMG Peat Marwick LLP


Chicago, Illinois


October 6, 1997